Exhibit 5.1

To:	J and Friends Holdings Limited

27 April 2026

J AND FRIENDS HOLDINGS LIMITED

We have acted as Cayman Islands legal advisers to J and Friends Holdings Limited (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (the "Act"), related to the offer and sale from time to time of American depositary shares, or ADSs, each representing 35 Class A ordinary shares of par value US$0.000125 each ("Class A Ordinary Shares"), Class A Ordinary Shares, preferred shares ("Preferred Shares"), debt securities (the "Debt Securities"), warrants (the "Warrants"), subscription rights (the "Subscription Rights") and a combination of such securities, separately or as units (the "Units", and together with the ADSs, Class A Ordinary Shares, Preferred Shares, Debt Securities, Warrants and Subscription Rights, the "Securities"), as set forth in the Registration Statement.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion we have reviewed originals, copies or final drafts of the following documents, and such other documents as we have deemed necessary:

1.1	the Certificate of Incorporation dated 2 March 2017 and the Certificate of Incorporation on Change of Name dated 9 January 2026;

1.2	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.3	the Seventh Amended and Restated Memorandum and Articles of Association of the Company (the "M&A");

1.4	the written resolutions of the board of directors of the Company (the "Board") dated April 23, 2026 (the "Resolutions");

1.5	a certificate from a director of the Company addressed to this firm, a copy of which is attached hereto (the "Director's Certificate");

1.6	the register of members of the Company (the "Register of Members"); and

1.7	the Registration Statement.

2	ASSUMPTIONS

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. We have also relied upon the assumptions set out in Schedule 1 to this opinion, which we have not independently verified.

3	OPINIONS

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company is US$250,000, divided into 2,000,000,000 shares of a par value of US$0.000125 each, comprising of (i) 750,000,000 Class A Ordinary Shares, (ii) 250,000,000 Class B ordinary shares of a par value of US$0.000125 each, and (iii) 1,000,000,000 shares of no specific class of a par value of US$0.000125 each;

3.3	the Securities to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when Class A Ordinary Shares or Preferred Shares (as applicable) are issued by the Company against payment in full of the consideration therefor, in accordance with the terms set out in the Registration Statement and the M&A and when duly registered in the Company’s Register of Members (shareholders), such Class A Ordinary Shares or Preferred Shares (as applicable) will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Class A Ordinary Shares or Preferred Shares, as applicable);

3.4	with respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.5	with respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement (defined in Schedule 1) relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.6	with respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement (defined in Schedule 1) relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Subscription Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Subscription Rights Agreement relating to such issue of Subscription Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Subscription Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms;

3.7	with respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement (defined in Schedule 1) relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units will be validly issued;

3.8	under the Companies Act (Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act (Revised) directs or authorises to be inserted in there. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error); and

3.9	the statements under the heading "Taxation" in the prospectus forming part of the Registration Statement, including the disclosure under "Item 10. Additional Information—E. Taxation" incorporated by reference from the Company’s 2025 Annual Report on Form 20-F filed with the Commission, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and such statements constitute our opinion.

4	QUALIFICATIONS

The opinions expressed above are subject to the qualifications set out in Schedule 2 to this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Description of Share Capital", "Enforceability of Civil Liabilities" and "Legal Matters" in the Registration Statement. In providing our consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

SCHEDULE 1

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1	that all documents reviewed by us remain in full force and effect as of the date hereof and have not been amended, modified, revoked, rescinded or terminated;

2	the accuracy and completeness of all factual representations made in the Registration Statement, the Director's Certificate, the Resolutions and any other documents reviewed by us;

3	that the Resolutions were duly passed in accordance with the M&A, remain in full force and effect and have not been amended, modified, revoked, rescinded or superseded, and that no other resolutions have been passed that would affect the opinions expressed herein;

4	that the Company has received, or will receive, consideration in full for the issue of any Securities, and that such consideration is not less than the par value of any shares comprised in the Securities (to the extent applicable);

5	with respect to any indenture relating to Debt Securities (an "Indenture"), any warrant agreement relating to Warrants (a "Warrant Agreement"), any subscription rights agreement relating to Subscription Rights (a "Subscription Rights Agreement") and any unit agreement relating to Units (a "Unit Agreement", and together with each Indenture, Warrant Agreement and Subscription Rights Agreement, the "Transaction Documents"):

(a)	that each Transaction Document will be duly authorised by all necessary corporate or other action on the part of all parties thereto (other than the Company, as to which we express an opinion above);

(b)	that each Transaction Document, when executed, will be duly executed and delivered by all parties thereto and will constitute legal, valid, binding and enforceable obligations of all parties thereto under all applicable laws;

(c)	that the choice of the governing law of each Transaction Document (to the extent governed by a law other than the laws of the Cayman Islands) as the governing law thereof is a valid and binding choice under all applicable laws and will be recognised and given effect to by courts of competent jurisdiction;

(d)	that each Transaction Document and the transactions contemplated thereby will be effected in accordance with all applicable laws (including, without limitation, the securities laws of the United States and any applicable state securities laws);

(e)	that the execution, delivery and performance of each Transaction Document and the consummation of the transactions contemplated thereby will not violate, conflict with, result in a breach of, or constitute a default under, any agreement, instrument or contractual restriction binding upon any party thereto or its assets, or any court order, judgment, writ, injunction, decree, determination or award binding upon any party thereto; and

(f)	that all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other requirements of any governmental, judicial, public or regulatory body or authority required in connection with the execution, delivery or performance of any Transaction Document or the consummation of the transactions contemplated thereby have been or will be obtained and are or will be in full force and effect;

6	that all Securities will be issued and sold in accordance with the terms set out in the Registration Statement, any applicable prospectus supplement and the applicable Transaction Documents;

7	that the Company will at all relevant times be duly incorporated and validly existing under the laws of the Cayman Islands and will have all necessary corporate power and authority to execute, deliver and perform its obligations under each Transaction Document;

8	all signatures, initials and seals are genuine;

9	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

10	the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Transaction Documents;

11	there is nothing contained in the minute book or the corporate records of the Company (which we have not inspected other than the documents listed in section 1 of this opinion) which would or might affect our opinions;

12	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect our opinions;

13	no amounts paid to or for the account of any party under the terms of the Securities or the Transaction Documents or any property received or disposed of by any party to the Transaction Documents in each case in connection with the issuance of the Securities, the performance of the Transaction Documents or the consummation of the transactions contemplated thereby (any such amount or property, the "Relevant Property"), represent or will represent proceeds of criminal conduct or criminal property as defined in the Proceeds of Crime Act (Revised) (the "POCA") or terrorist property as defined in the POCA or the Terrorism Act (Revised), as amended (the "Terrorism Act"), each of the Cayman Islands;

14	the Company is not a sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state; and

15	none of the Securities, or shares, interests, rights or obligations, if any, which are directly or indirectly the subject of the transactions contemplated by the Transaction Documents (the "Applicable Interests") is currently or will be subject to or affected by any restrictions notice issued pursuant to the Beneficial Ownership Transparency Act, (Revised) or any other Cayman Islands legislation (a "Restrictions Notice").

SCHEDULE 2

Qualifications

The opinions expressed above are subject to the following qualifications:

1	The term "enforceable" as used in this opinion means that the obligations assumed by the Company under the Transaction Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under the statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the Cayman Islands court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the Cayman Islands court will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	obligations to make payments that may be regarded as penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in a Transaction Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Transaction Document (a "third party") is unenforceable against that third party. Any provision in a Transaction Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Transaction Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act, 2014 of the Cayman Islands);

(k)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(l)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there exists doubt as to enforceability of any provision in the Transaction Documents whereby the Company covenants not to exercise powers specifically given to its shareholders by the Companies Act including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association, or present a petition to a Cayman Islands court for an order to wind up the Company; and

(m)	enforcement may be prohibited if any Applicable Interest is or in the future becomes either subject to, or otherwise affected by, a Restrictions Notice.

2	The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as extended to the Cayman Islands by the Orders of His Majesty in Council.

3	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4	In principle a Cayman Islands court will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

5	We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of any relevant illegality, sever the offending provisions and enforce the remainder of the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

6	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Documents.

7	If:

(a)	the performance of the Transaction Documents or the consummation of the transactions contemplated thereby constitutes an arrangement which facilitates the retention or control by or on behalf of another person of terrorist property (as defined in the Terrorism Act) by concealment, by removal from the jurisdiction or by transfer to nominees; or

(b)	any party to the Transaction Documents:

(i)	by any means directly or indirectly knowingly provides or collects property (as defined under the Terrorism Act) or attempts to do so, with the intention that the property should be used or in the knowledge that it will be used in whole or in part:

(A)	in order to carry out an act of terrorism (as defined under the Terrorism Act);

(B)	by a terrorist (as defined under the Terrorism Act) to facilitate the first-mentioned person's activities related to acts of terrorism or membership in a terrorist organisation (as defined under the Terrorism Act); or

(C)	by a terrorist organisation;

(ii)	uses property for the purposes of terrorism;

(iii)	possesses property and intends that it should be used, or has reasonable cause to suspect that it may be used, for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations;

(iv)	possesses or acquires property which that person knows or has reasonable cause to suspect has been used, directly or indirectly, in the commission of the financing of acts of terrorism, terrorists or terrorist organisations;

(v)	acquires property as a result of or in connection with acts of terrorism; or

(vi)	enters into or becomes concerned in an arrangement as a result of which terrorist property is made available or is to be made available to another and knows or has reasonable cause to suspect that property will or may be used for the purposes of the financing of acts of terrorism, terrorists or terrorist organisations, then an offence may be committed under the Terrorism Act.

8	Shares, partnership interests, or voting rights in a legal person or ultimate effective control over the management of the legal person (a "Relevant Interest") will be affected by a Restrictions Notice issued pursuant to the Beneficial Ownership Transparency Act, (Revised) or a predecessor statute. If a Restrictions Notice is issued, then in respect of such Relevant Interest:

(a)	any transfer or agreement to transfer is void;

(b)	no rights are exercisable;

(c)	no relevant interests may be issued in respect of the Relevant Interest or pursuant to an offer made to the interest holder; and

(d)	other than in a liquidation, no payment may be made of sums due from the legal person in respect of the Relevant Interest, whether in respect of capital or otherwise; and

(e)	other than in a liquidation, an agreement to transfer certain rights shall be void.

9	This opinion is governed by, and construed in accordance with, the laws of the Cayman Islands and is limited to matters of Cayman Islands law.